Exhibit 1

TELE NORTE LESTE PARTICIPAÇÕES S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 02.558.134/0001-58 Board of Trade (NIRE) No. 33300262539 Publicly-Held Company	TELEMAR NORTE LESTE S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 33.000.118/0001-79 Board of Trade (NIRE) No. 33300152580 Publicly-Held Company

COARI PARTICIPAÇÕES S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 04.030.087/0001-09 Board of Trade (NIRE) No. 35.3.0018062-3 Publicly-Held Company	BRASIL TELECOM S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 53.3.0000622-9 Publicly-Held Company

TELE NORTE CELULAR PARTICIPAÇÕES S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 02.558.154/0001-29

Board of Trade (NIRE) No. 3130002551-9

Publicly-Held Company

NOTICE TO THE MARKET

Tele Norte Leste Participações S.A, Telemar Norte Leste S.A., Coari Participações S.A, Brasil Telecom S.A and Tele Norte Celular Participações S.A. inform the public that they became aware of the Notice to the Market divulged by their controlling shareholder, Telemar Participações S.A, reproduced below:

“TELEMAR PARTICIPAÇÕES S.A.

Publicly-Held Company

Corporate Taxpayers’ Registry (CNPJ/MF) No. 02.107.946/0001-87

Board of Trade (NIRE) No. 33300116601-7

NOTICE TO THE MARKET

Telemar Participações S.A., pursuant to Article 12, § 6 of CVM Instruction No. 358, and complementing a Relevant Fact dated June 21, 2010, inform the public that on this date it received a correspondence from its shareholder, BNDES Participações S.A. –BNDESPAR, as follows:

“1. BNDES PARTICIPAÇÕES S.A. – BNDESPAR, a wholly owned subsidiary of BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL – BNDES, with headquarters in Brasília, Federal District, at Setor Bancário Sul, Conjunto 1, Bloco J, Edifício BNDES, 12th and 13th floors, and with offices located in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida República do Chile, No. 100-part, with Corporate Taxpayers’ Registry (CNPJ/MF) No. 00.383.281/0001-09, pursuant to paragraph 4 of Article 12 of CVM Instruction No. 358, as amended (“Instruction”) and the CIRCULAR NOTICE/CVM/SEP/N°001/2010, discloses that on November 18, 2010, it alienated 395,990,637 (three hundred and ninety five million, nine hundred and ninety thousand, six hundred and thirty seven) common shares of Telemar Participações S.A. (“Company”), corresponding to 14.47% (fourteen point four seven percent) of the total common shares of the Company, having held 31.36% (thirty one point three six percent) of the Company’s share capital on April 25, 2008.

2. After the sale, BNDESPAR remained with 462,234,643 (four hundred and sixty two million, two hundred and thirty four thousand, six hundred and forty three) common shares, equivalent to 16.89% (sixteen point eight nine percent) of the Company’s share capital, as disclosed in a Relevant Fact on April 25, 2008.

3. We disclose that the sale did not alter the control or the administrative structure of the Company.

4. BNDESPAR discloses that it still holds 1,000,000 (one million) non-voting, redeemable preferred shares.

5. BNDESPAR is a party to a Shareholders’ Agreement of the Company, entered into on April 25, 2008, and duly filed at Company headquarters.

6. Finally, we ask that the above mentioned information be released to the market, in accordance with the terms of the Instruction.”

Rio de Janeiro, November 22, 2010.

Pedro Jereissati

Investor Relations Officer”

Rio de Janeiro, November 23, 2010.

Alex Waldemar Zornig

Investor Relations Officer